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Exhibit 10.46.1

INCENTIVE AGREEMENT

        This INCENTIVE AGREEMENT (the "Agreement") is entered into as of January 2, 2001 (the "Effective Date"), by and between Ask Jeeves, Inc. and George Lichter ("Employee").

RECITALS

        WHEREAS the parties signed a Letter of Intent dated December 23, 1999 ("Letter of Intent") as a framework proposed to compensate Employee; and

        NOW THEREFORE, the parties have agreed to address the subject matter of compensation with (a) a grant of equity in Company, and (b) a grant of equity in three Joint Ventures of Company, all as described herein.

AGREEMENT

          1.    Company Equity.

          1.1    Option Grant.    On March 12, 2001, Employee will be granted an option to purchase 250,000 shares (the "Option Shares") of the Company's Common Stock pursuant to its 1999 Equity Incentive Plan at a strike price of $1.625.

          1.2    Exercise; Vesting Schedule.    The per share exercise price of the Option Shares shall be equal to fair market value of the Company's Common Stock on the date of grant. The Option shall be subject to Employee executing the Company's standard stock option agreement. So long as Employee remains employed with AJ, the Option Shares shall vest on the following schedule: fifty percent (50%) of the Option Shares shall vest on the date six months from the Effective Date of this Agreement; and the remaining Option Shares shall vest ratably over the next eighteen (18) months of Employee's employment thereafter. The term of the Option shall be ten (10) years, subject to earlier expiration in the event of termination of Employee's employment. Vested Option Shares would be exercisable by Employee for a period of 90 days following termination as described in Company's 1999 Equity Incentive Plan.

          1.3    Acceleration Provisions.    If either (a) Employee is terminated without cause, or (b) Company experiences a Change of Control and Employee is terminated without cause, then Employee will be entitled to acceleration of 50% of the Option Shares not vested at the time of termination; provided, however, that with respect to these options there shall be no acceleration for any constructive termination (defined as any material changes to Employee's duties, title, responsibilities, or compensation) where Employee is not terminated or is terminated for cause; except if there has first been a Change of Control and within six months Employee is constructively terminated, then the acceleration described above would occur.

          2.    Joint Venture Equity Transfers

          2.1    Identification of Existing Joint Ventures.    Since the commencement of Employee's employment with AJI, AJI has formed the following three joint ventures:

      Ask Jeeves UK
      Ask Jeeves en Espanol (comprised of a holding company and a Delaware LLC)
      Ask Jeeves Japan

          2.2    Grant.

            (a)  On the Effective Date, and subject to approval of Company's joint venture partners for the joint ventures listed above, AJI will transfer to Employee a 0.95% equity interest (that percentage being out of Ask Jeeves' interest, and that percentage being of the whole entity) (the "Joint Venture Equity Transfers") in each of the three (3) AJI joint venture entities (the

    "Existing Ventures") identified above in Section 2.1 pursuant to the terms set forth herein. Company shall not be in breach of its obligations hereunder if a joint venture partner of an Existing Venture refuses to permit transfer of the above equity percentage. Employee shall have no further right to equity in any other Company joint ventures.

            (b)  If by the midnight on the day 90 days from the signature of this Agreement by both parties (the "Grant Deadline"), any joint venture entity has either refused to permit the transfer of the full amount of the Joint Venture Equity Transfer for that entity or has not effectuated the full transfer, then at that time (i) Employee will be granted options to purchase Ask Jeeves, Inc. stock, the number of shares being calculated as the percentage of that Joint Venture Equity Transfer not completed times 16,667 (the "Alternate Compensation"); and (ii) Employee will no longer have the right to any additional portion of the Joint Venture Equity Transfer not made by that date. The vesting period of the Alternate Compensation will be 1/4 vesting on September 4, 2001 the remainder vesting in equal portions of 1/48th of the total grant monthly thereafter for the next thirty-six months; and the strike price will be the fair market value on market close on the Grant Deadline.

      Example: On the Grant Deadline, AJEE has agreed to transfer the full 0.95% Joint Venture Equity Transfer to Employee; AJUK has agreed to transfer only 0.475% of its equity to Employee, and AJ Japan has not agreed to transfer any equity interest to Employee.

      At that time, Employee is entitled to (i) the 0.95% interest in AJEE under the terms of this Agreement, (ii) the 0.475% interest in AJUK under the terms of this Agreement, plus be granted 8,334 options in Ask Jeeves, Inc. (reflecting that only 50% of the 0.95% interest was conveyed to Employee); and (iii) be granted 16,667 options in Ask Jeeves, Inc. (reflecting that 0% of the interest in AJ Japan was conveyed). Employee would no longer be entitled to the remaining 0.475% interest in AJUK and 0.95% interest in AJ Japan not received.

          2.3    Loan.

          Prior to the date on which any taxes, including quarterly tax payments (whether estimate or actual amount payments), are due by Employee under then-current tax rates, but in any event no later than April 15, 2002, the Company will loan Employee an amount of money equal to (a) 100% of the amount of the US federal and state taxes due on the taxable income that must be recognized by Employee during calendar year 2001 as a result of the Joint Venture Equity Transfers to Employee (believed by both parties to be 49%), plus (b) one year's interest on the foregoing loan under the terms of this Agreement. The loan shall be evidenced by a promissory note secured by a pledge of the entirety of the Joint Venture Equity transfers granted to Employee pursuant to section 2.2 above. Interest on the promissory note shall accrue at the minimum applicable federal rate under the Internal Revenue Code to avoid imputed income and accounting charges. Interest shall be due quarterly. The principal balance and any remaining unpaid interest shall be due in full on the earlier of (x) the fourth anniversary of the Effective Date of this Agreement; (y) 90 days after the termination of Employee's employment for any reason; or (z); upon the sale or initial public offering of any or all of the Joint Venture Equity Transfers and the expiration of any applicable lock up agreement as to such shares (provided that the amount due shall only be accelerated up to the amount received by Employee in the sale or initial public offering). The form of the Note is attached as Exhibit A and the form of Stock Pledge Agreement is attached as Exhibit B. The Promissory Note will not be a full recourse note, but rather, the only recourse for default will be against the Joint Venture Equity Transfers, and any value on those interests not necessary to pay off the Note would remain with Employee. If Employee asserts that the loan amount would be greater than 49% of the value of the Joint Venture Equity Transfers, then Employee shall provide adequate documentation to demonstrate the reasons why the tax rate is greater than 49%.

          In the event that Company and Employee agree in the future that Company will accept all or a portion of the Joint Venture Equity Transfers in satisfaction of the loan described in this Section 2.3, then Company and Employee agree that they shall agree on an internationally-recognized independent third-party valuation firm to value the Joint Venture Equity Transfers for this purpose, and that the cost of this valuation will be borne equally between Company and Employee.

          2.4    Liquidity.

          Pursuant to the terms set forth below, Employee shall have the right to sell some or all of the interest he holds in an Existing Venture as a result of the Joint Venture Equity Transfers upon the occurrence of a "Liquidity Event" (as defined below) in regard to that Existing Venture, at the same ratio and at the same terms as the Company and AJI. Employee acknowledges that there may or may not be a Liquidity Event in any joint venture, and that Ask Jeeves is not obligated to pursue any particular liquidity-related course of action with respect to any Existing Venture. For purposes of this Section, the occurrence of any of the following (any only these enumerated events) as to a particular Existing Venture shall constitute a "Liquidity Event" for that Existing Venture:

            (a)  The public offering of the securities of an Existing Venture. Employee's ability to sell his interest in this event shall be subject to the terms of any applicable lock-up and the terms of the securities laws to which Employee is subject.

          (b)  The acquisition of an Existing Venture by a third party without having gone public, whether by merger, sale of interests, or otherwise. In such an event, Employee shall be entitled to the same right to sell his interest as that of other holders of the same class of equity of the Existing Venture.

          (c)  The sale by AJI or the Company of some or all of AJI's interest in an Existing Venture to a joint venture party or to a third party, in which case Employee shall have the right to sell the same ratio of his equity interest in the identical Existing Venture under the same terms and conditions of such sale.

          (d)  The acquisition by AJI or the Company of some or all of the equity interest held in an Existing Venture by other joint venture parties, in which case AJI or the Company shall repurchase the same ratio of Employee's equity interest in the identical Existing Venture at a price equal to the price paid by AJI or the Company. In no event, however, shall such repurchase from Employee occur until six (6) months have elapsed from the effective date of the Joint Venture Equity Transfers.

        2.5    Voting Rights.

        Employee agrees to vote Employee's equity interests in the Joint Venture Equity Transfers in the manner specified by Company, and Employee agrees to enter into a Voting Rights Agreement waiving any right of voting, approval, or other like right (other than economic rights). In lieu of an equity grant in an Existing Venture, Company may grant Employee equity in a holding company which holds Company's equity stake in a Existing Venture (e.g., Ask Jeeves Jersey), provided that (a) the amount reflects an interest in the Existing Venture of the percentage listed in Section 3.2 above, and (b) Company grants Employee a liquidity opportunity equivalent to the terms set forth in Section 3.4.

        2.6    Negotiation with Joint Venture Entities.

        Employee will be permitted to be the primary negotiator of the Joint Venture Equity Transfers, provided the following: (a) Employee will notify Company of any discussions on the topic and Company may have a Company employee of its choice present for any discussion with a joint venture on this topic, (b) An employee of Company's designation shall be copied on all correspondence relating to this topic, and (c) Employee represents that except for the Joint Venture Equity Transfers, Employee shall not obtain any further compensation (whether in cash, equity, or debt) from the joint ventures during the term of Employee's employment with Company, except as agreed in writing between Company and Employee. Employee agrees that in the course of these discussions he will not compromise the relationship between Ask Jeeves and the joint venture partners. If Company, in its good faith reasonable discretion, believes that Employee's negotiation of the Joint Venture Equity Transfers may compromise its relationship with the joint venture partner, Company may assume the role of primary negotiator, with Employee present but not directly contacting the joint venture partner on the topic of the Joint Venture Equity Transfers.

3.    Miscellaneous.

        3.1    Notice.    Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

        3.2    Modifications and Waivers.    No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by Employee, an authorized officer of the Company. No waiver by any party of any breach of, or of compliance with, any condition or provision of this Agreement by any other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

        3.3    Whole Agreement.    This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior written, oral, or other types of representations and agreements between Employee and Company, except for Employee's prior equity grants in Ask Jeeves, Inc., as detailed on Exhibit C. Nothing in this Agreement or in any prior proposals or drafts shall constitute any obligation on the part of either Employee or Company to offer, agree or accept any additional terms of compensation except as may be agreed by the parties in a mutually signed writing after the date hereof. This Agreement may be modified only in a writing signed by an authorized officer of the Company and by Employee.

        3.4    Choice of Law.    The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California (except provisions governing choice of law).

        3.5    Severability.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

        3.6    No Assignment.    This Agreement and all rights and obligations of Employee hereunder are personal to Employee and, except as described in Section 2.4 above, may not be transferred or assigned by Employee at any time, except that Employee may assign his financial interest to his spouse or children, or a trust created for their benefit. Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer or all or a substantial portion of the Company's assets to such entity.

        3.7    Headings.    The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

        3.8    At Will Employee.    The terms of this Agreement do not change Employee's "at will" employment status with Company, and Company may terminate Employee's employment for any reason at any time, with or without notice, and with or without cause. Similarly, Employee is free to resign at any time, for any reason or for no reason.

        3.9    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows—remainder of page intentionally left blank]

        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EMPLOYEE
/s/ George Lichter George Lichter
ASK JEEVES, INC.
/s/ A. George Battle
By:	A. George Battle
Title:	CEO
Date:	3/23/2001

Exhibit A: Note

Exhibit B: Stock Pledge Agreement

Exhibit C: Employee's Prior Equity Grants & Offer Letters

Exhibit A

ASK JEEVES, INC.
NOTE SECURED BY STOCK PLEDGE AGREEMENT

$ .00	March , 2001

        FOR VALUE RECEIVED, George Lichter ("Maker") promises to pay to the order of Ask Jeeves, Inc., a Delaware corporation (the "Company"), at its corporate offices at 5858 Horton Street, Suite 350, Emeryville, California 94608, the principal sum of                  Dollars ($                 .00), together with all accrued interest thereon, upon the terms and conditions specified below.

        1.    Indebtedness.    The proceeds of this Note Secured by Stock Pledge Agreement ("Note") shall be applied solely and exclusively to the payment by Maker of U.S. federal or state income taxes due on the taxable income that must be recognized by Employee during calendar year 2001 as a result of the Joint Equity Venture Transfers (the "Collateral") (as defined in the Incentive Agreement between Maker and the Company, dated January 2, 2001 (the "Incentive Agreement")). In the event that the Company loans Maker an amount greater than required for payment of the taxes and interest stated in this paragraph 1, Maker shall immediately pay the overage to Company towards satisfaction of this Note.

        2.    Interest.    Interest shall accrue on the unpaid balance outstanding from time to time under this Note at the rate of       % per annum, the minimum applicable federal rate necessary to avoid both imputed income and accounting charges, compounded quarterly. Accrued and unpaid interest shall become due and payable quarterly, on each successive three (3)-month anniversary of the date first stated above. Interest on the outstanding principal balance of this Note shall accrue until the obligations hereunder are repaid in full.

        3.    Due Dates.    The principal balance of this Note shall become due and payable in one lump sum on March 12, 2005, the fourth anniversary of the date first stated above, subject to acceleration in accordance with the provisions of paragraph 5 below. The accrued and unpaid interest shall become due and payable as stated in paragraph 2 above.

        4.    Payment.    Payment shall be made in lawful tender of the United States of America and shall be applied first to the payment of all accrued and unpaid interest and then to the payment of principal. Prepayment of the principal balance of this Note, together with all accrued and unpaid interest on the portion of principal so prepaid, may be made in whole or in part at any time without penalty.

        5.    Events of Acceleration.    The entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, shall become immediately due and payable prior to the due date of this Note specified in paragraph 3 above upon the occurrence of one or more of the following events:

          A.    the expiration of the ninety (90)-day period immediately following the date on which the Maker's employment with the Company terminates for any reason; or

          B.    the failure of the Maker to pay any principal or installment of accrued interest under this Note when due and the continuation of such default for more than ten (10) days; or

          C.    the insolvency of the Maker, the commission of any act of bankruptcy by the Maker, the execution by the Maker of a general assignment for the benefit of creditors, the filing by or against the Maker of any petition in bankruptcy or any petition for relief under the provisions of the Federal bankruptcy act or any other state or Federal law for the relief of debtors and the continuation of such petition without dismissal for a period of thirty (30) days or more, the appointment of a receiver or trustee to take possession of any property or assets of the Maker or the attachment of or execution against any property or assets of the Maker; or

          D.    the consummation of the initial public offering of the common stock of any one or more of the Existing Ventures (as defined in the Incentive Agreement) pursuant to an underwritten offering registered under the Securities Act of 1933, as amended or under any laws of any other country providing for the sale of securities to the public; provided, however, that should the underwriter(s) for such offering impose a market black-out, lock up, or stand-off period upon the common stock of the Existing Venture in question, then acceleration of this Note shall not occur until the end of the sixty (60)-day period immediately following the end of that black-out or stand-off period; or

          E.    the occurrence of any event of default under the Stock Pledge Agreement securing this Note or any obligation secured thereby.

        6.    Special Acceleration Event.    In the event the Maker sells or otherwise transfers for value any portion of the Collateral, then any unpaid portion of the principal balance of this Note shall become immediately due and payable, together will all accrued and unpaid interest on that principal portion. Notwithstanding the foregoing, the amount accelerated upon any such transfer of the Collateral shall not exceed the amount received by Maker for the transfer.

        7.    Employment.    The Maker shall be deemed to continue in employment with the Company for so long as he renders services as an employee of the Company or one or more of the Company's fifty percent (50%) or more owned (directly or indirectly) subsidiaries.

        8.    Security.    Payment of this Note shall be secured by a pledge of all of the Collateral pursuant to the attached Stock Pledge Agreement to be executed this date by the Maker. Personal assets of the Maker (aside from the Collateral) will not be applied to the satisfaction of the Maker's obligations hereunder, and Company's sole recourse for the amount due under this Note shall be against the Collateral.

        9.    Collection.    The only recourse for default will be against the Collateral, and any value on those interests not necessary to pay off the Note will remain with Maker. If any action is instituted to collect this Note, the Maker promises to pay all costs and expenses (including reasonable attorneys' fees) incurred in connection with such action.

        10.    Waiver.    A waiver of any term of this Note, the Stock Pledge Agreement or of any of the obligations secured thereby must be made in writing and signed by a duly-authorized officer of the Corporation and any such waiver shall be limited to its express terms. No delay or previous waiver by the Corporation in acting with respect to the terms of this Note or the Stock Pledge Agreement shall constitute a waiver of any breach, default, or failure of a condition under this Note, the Stock Pledge Agreement or the obligations secured thereby.

        The Maker hereby expressly waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.

        11.    Conflicting Agreements.    In the event of any inconsistency between the terms of this Note and the terms of any other document related to the loan evidenced by the Note (other than the Incentive Agreement or documents relevant to the Joint Venture Equity Transfer), the terms of this Note shall prevail. In the event of any inconsistency between the terms of the documents relevant to the Joint Venture Equity Transfer or the terms of the Incentive Agreement and the terms of this Note, the terms of the documents relevant to the Joint Venture Equity Transfer or the terms of the Incentive Agreement, as appropriate, shall apply.

        12.    Governing Law.    This Note shall be construed in accordance with the laws of the state of California without resort to that State's conflict-of-laws rules.

Date:	Signature
George Lichter (Maker)

Exhibit B

ASK JEEVES, INC.
STOCK PLEDGE AGREEMENT

        This STOCK PLEDGE AGREEMENT (the "Agreement") is made as of this        day of                        , 2001 by and between Ask Jeeves, Inc., a Delaware Corporation (the "Company") and George Lichter ("Pledgor"):

RECITALS

        A.    In connection with the Joint Venture Equity Transfers (as defined in the Incentive Agreement effective January 2, 2001 between Pledgor and the Company (the "Incentive Agreement")) made to Pledgor as of the Effective Date of the Incentive Agreement, Pledgor has issued that certain Note Secured by Stock Pledge Agreement (the "Note") dated the date hereof, payable to the order of the Company in the principal amount of                                        Dollars ($            ).

        B.    Such Note is secured by the Joint Venture Equity Transfersupon the terms set forth in this Agreement.

        NOW, THEREFORE, it is hereby agreed as follows:

        1.    Grant of Security Interest.    Pledgor hereby grants the Company a security interest in, and assigns, transfers to and pledges with the Company, the following securities and other property (collectively, the "Collateral"):

          1.1  the Joint Venture Equity Transfers;

          1.2  any and all new, additional or different securities or other property subsequently distributed with respect to the Collateral which are to be delivered to and deposited with the Company pursuant to the requirements of Paragraph 3 of this Agreement;

          1.3  the proceeds of any sale, exchange or disposition of the property and securities described in subparagraphs 1.1 or 1.2 above.

        2.    Warranties.    Pledgor hereby warrants that Pledgor is the owner of the Collateral and has the right to pledge the Collateral and that the Collateral is free from all liens, adverse claims and other security interests (other than those created hereby).

        3.    Duty to Deliver.    Any new, additional or different securities or other property (other than regular cash dividends) which may now or hereafter become distributable with respect to the Collateral by reason of (i) any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Joint Venture Equity Transfers without the Company's receipt of consideration or (ii) any merger, consolidation or other reorganization affecting the capital structure of the Company shall, upon receipt by Pledgor be promptly considered Collateral hereunder.

        4.    Payment of Taxes and Other Charges.    Except as set forth in the Note, Pledgor shall pay, prior to the delinquency date, all taxes, liens, assessments and other charges against the Collateral, and in the event of Pledgor's failure to do so, the Company may at its election pay any or all of such taxes and other charges without contesting the validity or legality thereof. The payments so made shall become part of the indebtedness secured hereunder and until paid shall bear interest at the minimum per annum rate, compounded annually, required to avoid the imputation of interest income to the Company and compensation income to Pledgor under the Federal tax laws and accounting charges to the Company.

        5.    Shareholder Rights.    Under the terms of the Incentive Agreement, Company shall, and Pledgor may not, exercise any and all shareholder voting rights (if any exist) and all proxy statements and other shareholder materials pertaining to the Collateral. Pledgor shall be entitled to receive any all regular cash dividends paid on the Collateral.

        6.    Rights and Powers.    The Company may, without obligation to do so, exercise at any time and from time to time one or more of the following rights and powers with respect to any or all of the Collateral without prior notice:

          6.1  subject to the applicable limitations of Paragraph 9, accept in its discretion other property of Pledgor in exchange for all or part of the Collateral and release Collateral to Pledgor to the extent necessary to effect such exchange, and in such event the other property received in the exchange shall become part of the Collateral hereunder;

          6.2  perform such acts as are necessary to preserve and protect the Collateral and the rights, powers and remedies granted with respect to such Collateral by this Agreement; and

          6.3  transfer record ownership of the Collateral to the Company or its nominee and receive, endorse and give receipt for, or collect by legal proceedings or otherwise, dividends or other distributions made or paid with respect to the Collateral, provided and only if there exists at the time an outstanding event of default under Paragraph 10 of this Agreement. Any cash sums which the Company may so receive shall be applied to the payment of the Note and any other indebtedness secured hereunder, in such order of application as the Company deems appropriate. Any remaining cash shall be paid over to Pledgor.

        Expenses reasonably incurred in connection with such action shall be payable by Pledgor and form part of the indebtedness secured hereunder as provided in Paragraph 12.

        7.    Care of Collateral.    Company shall have no obligation to preserve the rights of Pledgor against adverse claims or protect the Collateral against the possibility of a decline in market value or take any action with respect to the Collateral requested by Pledgor unless the request is made in writing and the Company determines that the requested action will not unreasonably jeopardize the value of the Collateral as security for the Note and other indebtedness secured hereunder.

        Subject to the limitations of Paragraph 9, the Company may at any time release and deliver all or part of the Collateral to Pledgor, and the receipt thereof by Pledgor shall constitute a complete and full acquittance for the Collateral so released and delivered. The Company shall accordingly be discharged from any further liability or responsibility for the Collateral, and the released Collateral shall no longer be subject to the provisions of this Agreement.

        8.    Transfer of Collateral.    In connection with the transfer or assignment of the Note (whether by negotiation, discount or otherwise), the Company may transfer all or any part of the Collateral, and the transferee shall thereupon succeed to all the rights, powers and remedies granted the Company hereunder with respect to the Collateral so transferred. Upon such transfer, the Company shall be fully discharged from all liability and responsibility for the transferred Collateral.

        9.    Release of Collateral.    Provided all indebtedness secured hereunder shall at the time have been paid in full and there does not otherwise exist any event of default under Paragraph 10, the Joint Venture Equity Transfers, together with any additional Collateral which may hereafter be pledged and deposited hereunder, shall be released from pledge and returned to Pledgor. Under no circumstances, however, shall any Collateral be released if previously applied to the payment of any indebtedness secured hereunder.

        10.    Events of Default.    The occurrence of one or more of the following events shall constitute an event of default under this Agreement:

    10.1    the failure of Pledgor to pay, when due under the Note, any payment required by the Note; or

    10.2    the occurrence of any other acceleration event specified in the Note; or

    10.3    the failure of Pledgor to perform any obligation imposed upon Pledgor by reason of this Agreement; or

    10.4    the breach of any warranty of Pledgor contained in this Agreement.

        Upon the occurrence of any such event of default, the Company may, at its election, declare the Note and all other indebtedness secured hereunder to become immediately due and payable and may exercise any or all of the rights and remedies granted to a secured party under the provisions of the Delaware Uniform Commercial Code (as now or hereafter in effect), including (without limitation) the power to dispose of the Collateral by public or private sale or to accept the Collateral in full payment of the Note and all other indebtedness secured hereunder.

        Any proceeds realized from the disposition of the Collateral pursuant to the foregoing power of sale shall be applied first to the payment of expenses incurred by the Company in connection with the disposition, then to the payment of the Note and finally to any other indebtedness secured hereunder. Any surplus proceeds shall be paid over to Pledgor.

        Any transfer of the Collateral to Company (or its transferees) which Company and Pledgor agree is in satisfaction of the indebtedness under this Note shall be at the Collateral's fair value at the time of transfer, as determined under the Incentive Agreement. If the amount of the Collateral returned to Company exceeds the indebtedness, the excess Collateral shall be returned to Pledgor.

        11.    Other Remedies.    The rights, powers and remedies granted to the Company pursuant to the provisions of this Agreement shall be in addition to all rights, powers and remedies granted to the Company under any statute or rule of law. Any forbearance, failure or delay by the Company in exercising any right, power or remedy under this Agreement shall not be deemed to be a waiver of such right, power or remedy. Any single or partial exercise of any right, power or remedy under this Agreement shall not preclude the further exercise thereof, and every right, power and remedy of the Company under this Agreement shall continue in full force and effect unless such right, power or remedy is specifically waived by an instrument executed by the Company.

        12.    Costs and Expenses.    All costs and expenses (including reasonable attorneys' fees) incurred by the Company in the exercise or enforcement of any right, power or remedy granted it under this Agreement shall become part of the indebtedness secured hereunder and shall constitute a personal liability of Pledgor payable immediately upon demand and bearing interest until paid at the minimum per annum rate, compounded quarterly, required to avoid the imputation of interest income to the Company and compensation income to Pledgor under the Federal tax laws.

        13.    Applicable Law and Integration.    This Agreement shall be governed by and construed in accordance with the laws of the State of California without resort to that State's conflict-of-laws rules. To the extent that there is a conflict between the terms of this Agreement and the Incentive Agreement, the terms of the Incentive Agreement shall control.

        14.    Successors.    This Agreement shall be binding upon the Company and its successors and assigns and upon Pledgor and the executors, heirs and legatees of Pledgor's estate.

        15.    Severability.    If any provision of this Agreement is held to be invalid under applicable law, then such provision shall be ineffective only to the extent of such invalidity, and neither the remainder of such provision nor any other provisions of this Agreement shall be affected thereby.

        IN WITNESS WHEREOF, this Agreement has been executed by Pledgor and the Company on this          day of                   , 2001.

AGREED TO AND ACCEPTED BY:	George Lichter, PLEDGOR
ASK JEEVES, INC.

By:	Address:

Title:

Dated:

Exhibit C
Employee's Prior Equity Grants & Offer Letters

Date	Grant	Price	Notes
5/21/1999	10,000	$10.00	special acceleration in offer letter
5/21/1999	90,000	$10.00	special acceleration in offer letter
10/1/1999	91,667	$32.94
10/1/1999	1,000	$32.94
6/19/2000	5,405	$18.50
6/19/2000	84,595	$18.50

<attached: initial offer letter>

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  Exhibit 10.46.1